EXHIBIT 99.1


[GRAPHIC OMITTED][GRAPHIC OMITTED]
COMMUNICATIONS CORPORATION


Press Contact:                                       Investor Contact:
Jim Burke                                            Ed Bisno/Michele Loguidice
Edelman Worldwide                                    Edelman Worldwide
407-251-1883                                         212-768-0550
jim_burke@edelman.com                                ed_bisno@edelman.com

Company Contact:
Gary Pacilio
321-953-6609
gpacilio@aircom.com

FOR IMMEDIATE RELEASE
July 26, 2000

                 AirNet Announces Record Second Quarter Results

                    Revenues Increase by 270% to $8.2 million


         MELBOURNE, FL - AirNet Communications Corporation (NASDAQ: ANCC) today reported record revenues for the second quarter and six-month period ending June 30, 2000.

         Net revenues for the quarter grew to $8.2 million, representing a 270% increase over the $2.2 million of revenue recorded in the second quarter of fiscal 1999. As expected, the company reported an operating loss due to continued investments in product development, sales, and marketing efforts for penetration into new markets. The company reported a $7.3 million operating loss versus $4.2 million in last year's second quarter.

         The second quarter net loss attributable to common shareholders was $6.2 million, or $0.26 per fully diluted share. The net loss to common shareholders in the second quarter of 1999 was $5.9 million, or $14.48 per fully diluted share. Per share amounts were based on 23.6 million weighted average shares in this year's second quarter, compared to 0.4 million weighted average shares in the 1999 second quarter.

         Net revenues for the six-month period ending June 30, 2000 grew 249% to $15.3 million from $4.4 million during the first six months of fiscal 1999. The operating loss for the six-month period was $14.7 million, compared to an operating loss of $8.8 million for the same period last year. The net loss attributable to common shareholders for the six-month period was $12.2 million, or $0.52 per fully diluted share, versus $12.1 million, or $31.97 per fully diluted share for the same period last year. Per share amounts were based on
23.5 million weighted average shares for the six month period ending June 30, 2000, compared to 0.4 million weighted average shares in the same period last year.

         Commenting on the results, Lee Hamilton, president and chief executive officer, stated, "We are pleased with the increased acceptance of AirNet's products and our growing customer base, both domestically and internationally. We added five new customers this quarter, and continue to build significant momentum from quarter to quarter.

         "We are also pleased with our substantial progress in executing our international growth strategy. The company shipped products to its first international customers in the second quarter, and these customers will serve as key reference accounts as we target new opportunities," added Mr. Hamilton.

         During the quarter, AirNet significantly enhanced its distribution capability and strengthened its management team.

         On June 28, 2000, AirNet announced that the company's first non-exclusive original equipment manufacturer (OEM) marketing and distribution agreement, establishing a relationship with Marconi Communications SpA of Italy -- a major global player in wireless telecommunications. This OEM agreement significantly expands AirNet's international reach and adds to the commercial credibility of its products.

         Also, on July 7, 2000, AirNet announced John Berens joined the company as chief financial officer, and Richard Beckley as vice president of international sales. Both are experienced executives from the communications industry and bring extensive wireless and international expertise to the management team.

         Mr. Hamilton concluded, "Market conditions signal a strong demand for next generation wireless Internet applications, which will continue to drive an increased need for our products. AirNet's GSM products are uniquely positioned to meet the growing need for next-generation wireless applications."

         AirNet Communications Corporation's award winning wireless base station products, based on over 65 patents either issued or filed, provide a cost-effective, future proof solution for wireless operators as they deploy and expand their networks. AirNet's patented broadband, software-defined AdaptaCell(TM) Base Station provides a high capacity base station with a software upgrade path to the wireless Internet.

         The AdaptaCell's patented technology means no more time consuming and expensive hardware upgrades - the wireless Internet is only a software upgrade away. And, with software control, AirNet lets service providers support multiple protocols simultaneously avoiding costly overlays. The AirSite(R) Backhaul Free Base Station(TM)'s award winning architecture eliminates the need for a physical backhaul link, thus reducing operating costs. AirNet base station products won the prestigious "GSM World Award" for technical innovation for AdaptaCell's software upgrade to the wireless Internet and for AirSite's revolutionary wireless backhaul capability. AirNet is a wireless base station technology leader. AirNet can be contacted at +1 321.984.1990 or visit us at www.aircom.com.


               Safe Harbor Statement Under the Private Securities
                         Litigation Reform Act of 1995.

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the transition and evolution to high-speed data and wireless Internet services, future sales to customers and customer deployment plans. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and we assume no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, our historical and future losses, our limited operating history, and fluctuations in our quarterly revenues and operating results. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

AirNet(R) and AirSite(R) are registered with the U.S. Patent and Trademark Office. AdaptaCell(TM), Backhaul Free Base Station(TM), and We're Ready for Anything(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

                                      # # #

AIRNET COMMUNICATIONS CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)


                                               Unaudited          Unaudited         Unaudited          Unaudited
                                            3 months ending    3 months ending   6 months ending    6 months ending
                                             June 30, 2000      June 30, 1999     June 30, 2000      June 30, 1999
                                            ----------------- ------------------ -----------------  -----------------

Net Revenues                                           8,188              2,215            15,253              4,373
Cost of Revenues                                       5,253              1,455             9,881              2,912
                                            ----------------- ------------------ -----------------  -----------------
Gross Profit                                           2,935                760             5,372              1,461

Operating Expenses:
Research and Development                               6,915              3,459            12,993              7,194
Sales and marketing                                    2,088                865             4,563              1,756
General and administrative                             1,162                580             2,287              1,141
Stock-based compensation                                 109                 74               218                121
                                            ----------------- ------------------ -----------------  -----------------
Total operating expenses                              10,274              4,978            20,061             10,212
                                            ----------------- ------------------ -----------------  -----------------

Loss from operations                                  (7,339)            (4,218)          (14,689)            (8,751)
Other income, net                                      1,117                 19             2,462                 93
                                            ----------------- ------------------ -----------------  -----------------
Net loss                                              (6,222)            (4,199)          (12,227)            (8,658)

Preferred Dividends (1)                                    0              1,704                 0              3,398

Net loss atrributable to common             ----------------- ------------------ -----------------  -----------------
stockholders                                          (6,222)            (5,903)          (12,227)           (12,056)
                                            ================= ================== =================  =================

Net loss per share attributable
to common stockholders - basic
and diluted                                            (0.26)            (14.48)            (0.52)            (31.97)
Weighted average shares used
in calculating basic and
diluted loss per common share                     23,554,966            407,788        23,454,678            377,072



(1) All accumulative dividends were cancelled when the company closed on its initial public offering in Dec. 1999. This is a non-cash item.

AIRNET COMMUNICATIONS CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)


                                                                 Unaudited                Audited
                                                                 06/30/00                 12/31/99
                                                            ----------------------------------------------
ASSETS
  Cash and cash equivalents                                              70,844                   100,423
  Accounts receivable - net                                               9,533                    10,122
  Note receivable                                                         9,015                         0
  Inventory                                                              25,814                    15,978
  Other current assets                                                      611                       500
                                                            --------------------   -----------------------
Total Current Assets                                                    115,817                   127,023

Property and equipment, net                                               5,872                     3,968

Note Receivable                                                           1,575                         0

Other long term assets                                                       28                        22
                                                            --------------------   -----------------------


Total Assets                                                $           123,292    $              131,013
                                                            ===================    =======================


LIABILITIES AND STOCKHOLDERS'
EQUITY
  Accounts payable                                                        6,455                     6,464
  Accrued expenses                                                        3,234                     2,101
  Current portion of capital lease obligation                               279                       540
  Customer deposits                                                       2,958                     5,234
  Deferred revenues                                                      13,349                     8,209
                                                            --------------------   -----------------------

           Total current liabilities                                     26,275                    22,548

Capital lease obligations                                                   421                       202
Stockholders' equity                                                     96,596                   108,263
                                                            --------------------   -----------------------
Total liabilities and stockholders' equity                              123,292                   131,013
                                                            ==============================================